UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                         Commission File Number 0-15083

                           NOTIFICATION OF LATE FILING

(Check One):  [_] Form 10-K  [X] Form 11-K    [_] Form 20-F    [_] Form 10-Q
              [_] Form N-SAR

          For Period Ended:         December 15, 2001
                              ------------------------------

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
          For the Transition Period Ended:______________________________________


If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

PART I
REGISTRANT INFORMATION

Full name of registrant:  The South Financial Group, Inc. (Carolina First 401(k)
                          Plan)

Former name if applicable:  Carolina First Corporation

Address of principal executive office (Street and number)

102 South Main Street
---------------------

City, state and zip code:  Greenville, South Carolina  29601
                           --------------------------------------


PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or
|X| before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The required financial statements could not be completed without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Mary Gentry                       (864)  255-4919
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            (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                [X] Yes    [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [_] Yes    [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       The South Financial Group, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 11, 2002               /s/ William S. Hummers III
                                  ---------------------------------------------
                                  By:      William S. Hummers III